Exhibit 99.1

WestRock Reports Fiscal 2022 Third Quarter Results

  Record quarterly net sales of $5.5 billion increased 14.6% year-over-year
  Net income of $378 million increased $128 million year-over-year, or 51.1%. Adjusted Net Income of $396 million increased $128 million year-over-year, growing 47.6%
  Record Consolidated Adjusted EBITDA of $1.006 billion increased 24.0% year-over-year
  Earned $1.47 per diluted share (“EPS”) and Adjusted EPS of $1.54, compared year-over-year to $0.93 and $1.00, respectively, increasing 58.1% and 54.0%, respectively
  Net leverage ratio within targeted range

ATLANTA--(BUSINESS WIRE)--August 4, 2022--WestRock Company (NYSE:WRK), a leading provider of sustainable paper and packaging solutions, today announced results for its fiscal third quarter ended June 30, 2022.

“I’m pleased to report that WestRock generated more than $1 billion in Consolidated Adjusted EBITDA in the quarter, a record for our Company, and continued to deliver on our transformation initiatives,” said David B. Sewell, chief executive officer. “I want to thank the WestRock team for their focus and efforts to serve our customers and deliver these results.

“We also announced our intent to acquire the remaining interest in Grupo Gondi, our joint venture in Mexico, which will position us to grow in the attractive Latin America market,” continued Sewell. “While the economic outlook remains uncertain, WestRock’s broad portfolio and geographic reach uniquely position us to manage through economic cycles and maximize shareholder value.”

Consolidated Financial Results

WestRock’s performance for the three months ended June 30, 2022 and 2021 (in millions):

	Three Months Ended
	June 30, 2022	June 30, 2021	$ Var.	% Var.

Net sales	$5,519.7	$4,816.3	$703.4	14.6%
Net income	$377.9	$250.1	$127.8	51.1%
Consolidated Adjusted EBITDA	$1,005.5	$811.0	$194.5	24.0%

Net sales increased $703 million, or 14.6%, year-over-year. Global Paper segment sales increased $311 million, or 23.9%, Corrugated Packaging segment sales increased $228 million, or 10.6%, Consumer Packaging segment sales increased $138 million, or 12.2%, and Distribution segment sales increased $35 million, or 11.0% and intersegment sales increased $9 million.

Net income increased $128 million year-over-year to $378 million. The impact of higher selling price/mix was partially offset by increased cost inflation, higher operating costs and lower volumes. Net income in the quarter was also impacted by a $26 million pre-tax non-cash mineral rights impairment that was largely offset by $19 million of insurance recoveries related to the fiscal 2021 ransomware incident and winter weather event. The insurance recoveries were primarily for business interruption costs and were recorded as a reduction of Cost of goods sold.

Consolidated Adjusted EBITDA increased $195 million, or 24.0%, year-over-year due to strength across the segments, primarily in the Global Paper and Consumer Packaging segments.

Additional information about the changes in segment sales and Adjusted EBITDA by segment are included below.

Cash Flow Activities

Net cash provided by operating activities was $837 million in the third quarter of fiscal 2022 compared to $751 million in the prior year quarter primarily due to increased net income.

Total debt was $8.0 billion at June 30, 2022, $7.8 billion excluding $180 million of unamortized fair market value step-up of debt acquired in mergers and acquisitions, and $7.5 billion after further excluding cash and cash equivalents of $305 million. The Company had approximately $3.5 billion of available liquidity under long-term committed credit facilities and cash and cash equivalents at June 30, 2022.

During the third quarter of fiscal 2022, WestRock invested $215 million in capital expenditures and returned $354 million in capital to stockholders, specifically $290 million in stock repurchases and $64 million in dividend payments.

Segment Reporting Structure

In the first quarter of fiscal 2022, the Company reorganized its reportable segments due to changes in its organizational structure and how the Company makes key operating decisions, allocates resources and assesses the performance of its business. The Company believes the change provides greater visibility into the vertical integration between our mills and converting operations as well as the value of a diversified portfolio of assets, and helps to highlight the performance of its portfolio.

Our reportable segments are:

  Corrugated Packaging, which consists of our integrated corrugated converting operations;
  Consumer Packaging, which consists of our integrated consumer converting operations;
  Global Paper, which consists of all third-party paper sales; and
  Distribution, which consists of our distribution and display assembly operations.

As a result of the reorganization, the Company reports the benefit of vertical integration with its mills in each reportable segment that ultimately sells the associated paper and packaging products to our external customers. Prior to the reorganization, the Company had two reportable segments, Corrugated Packaging and Consumer Packaging.

The Company’s measure of segment profitability for each reportable segment is Adjusted EBITDA in accordance with Accounting Standards Codification 280, “Segment Reporting” because it is the measure used by our Company to make decisions about allocating resources and assessing segment performance. Certain items are not allocated to our reportable segments and, thus, the information that the Company uses to make operating decisions and assess performance does not reflect such amounts. Items not allocated are reported as Non-allocated expenses or in other line items outside of Adjusted EBITDA. Adjusted EBITDA is defined on page 10 under “Non-GAAP Financial Measures and Reconciliations”. Prior period amounts for our reportable segments have been recast to conform to the new segment structure. These changes did not impact the consolidated financial statements.

Segment Results

Corrugated Packaging Segment

	Three Months Ended
	June 30, 2022	June 30, 2021	Var.	% Var.

Segment sales	$2,382.5	$2,154.7	$227.8	10.6%
Adjusted EBITDA	$385.2	$363.9	$21.3	5.9%
Adjusted EBITDA Margin	16.2%	16.9%	-70 bps

Corrugated Packaging segment sales increased $228 million, or 10.6%, primarily due to higher selling price/mix that was partially offset by lower volumes.

Corrugated Packaging Adjusted EBITDA increased $21 million, or 5.9%, primarily due to the margin impact from higher selling price/mix, which was largely offset by increased cost inflation, lower volumes and higher operating costs. Corrugated Packaging Adjusted EBITDA margin was 16.2% and Adjusted EBITDA margin excluding trade sales was 16.8%.

Consumer Packaging Segment

	Three Months Ended
	June 30, 2022	June 30, 2021	Var.	% Var.

Segment sales	$1,270.2	$1,132.2	$138.0	12.2%
Adjusted EBITDA	$234.9	$183.3	$51.6	28.2%
Adjusted EBITDA Margin	18.5%	16.2%	230 bps

Consumer Packaging segment sales increased $138 million, or 12.2%, primarily due to higher selling price/mix and higher volumes that were partially offset by the unfavorable impact of foreign currency.

Consumer Packaging Adjusted EBITDA increased $52 million, or 28.2%, primarily due to the margin impact from higher selling price/mix and higher volumes that were partially offset by increased cost inflation and the unfavorable impact of foreign currency. The Consumer Packaging segment delivered an Adjusted EBITDA margin of 18.5%, an increase of 230 basis points year-over-year.

Global Paper Segment

	Three Months Ended
	June 30, 2022	June 30, 2021	Var.	% Var.

Segment sales	$1,610.3	$1,299.2	$311.1	23.9%
Adjusted EBITDA	$399.0	$265.2	$133.8	50.5%
Adjusted EBITDA Margin	24.8%	20.4%	440 bps

Global Paper segment sales increased $311 million, or 23.9%, primarily due to higher selling price/mix and higher volumes.

Global Paper Adjusted EBITDA increased $134 million, or 50.5%, primarily due to the margin impact from higher selling price/mix, higher volumes, the favorable impact of foreign currency and a decrease in planned downtime including maintenance outages, which were partially offset by increased cost inflation and higher operating costs. The Global Paper segment delivered an Adjusted EBITDA margin of 24.8%, an increase of 440 basis points year-over-year.

Distribution Segment

	Three Months Ended
	June 30, 2022	June 30, 2021	Var.	% Var.

Segment sales	$357.7	$322.3	$35.4	11.0%
Adjusted EBITDA	$19.2	$18.0	$1.2	6.7%
Adjusted EBITDA Margin	5.4%	5.6%	-20 bps

Distribution segment sales increased $35 million, or 11.0%, primarily due to higher selling price/mix that was partially offset by lower volumes.

Distribution Adjusted EBITDA increased $1 million, or 6.7%, primarily due to the margin impact of higher selling price/mix and an increase in productivity which were partially offset by the increased cost inflation and lower volumes.

Announced Acquisition of Grupo Gondi

On July 27, 2022, the Company announced its entry into an agreement to acquire the remaining 67.7% interest in Gondi, S.A. de C.V. (“Grupo Gondi”) for $970 million, plus the assumption of debt, representing an estimated implied enterprise value of $1.763 billion. Grupo Gondi is a leading integrated producer of corrugated and consumer packaging that operates four paper mills, nine corrugated packaging plants and six high graphic plants throughout Mexico, producing sustainable packaging for a wide range of end markets in the region. This tuck-in acquisition will provide the Company with further geographic and end market diversification as well as position WestRock to continue to grow in the attractive Latin American market. The acquisition, which is subject to a number of customary closing conditions, including approval by regulatory authorities in Mexico, is expected to close by the end of this calendar year, after which the Company will consolidate Grupo Gondi into our financial statements.

Conference Call

WestRock will host a conference call to discuss its results of operations for the fiscal third quarter ended June 30, 2022, the announced acquisition of Grupo Gondi and other topics that may be raised during the discussion at 8:30 a.m., Eastern Time, on Thursday, August 4, 2022. The conference call, which will be webcast live, an accompanying slide presentation, and this release can be accessed at ir.westrock.com.

Investors who wish to participate in the webcast via teleconference should dial 877-317-6789 (inside the U.S.) or +1 412-317-6789 (outside the U.S.) at least 15 minutes prior to the start of the call and ask to be joined into the WestRock Company call. Replays of the call can be accessed at ir.westrock.com.

About WestRock

WestRock (NYSE:WRK) partners with our customers to provide sustainable paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our current expectations, beliefs, plans or forecasts and are typically identified by words or phrases such as "may," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "potential" and "forecast," and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. A forward-looking statement is not a guarantee of future performance, and actual results could differ materially from those contained in the forward-looking statement.

Forward-looking statements are subject to a number of assumptions, risks and uncertainties, such as developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, negative global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on operations, and impacts of the pandemic on commercial activity, customer and consumer preferences and demand; supply chain disruptions; disruptions in the credit or financial markets; results and impacts of acquisitions, including timing and operational and financial effects from our recently announced acquisition of Grupo Gondi; economic, competitive and market conditions generally, including the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials; our ability to successfully identify and make performance and productivity improvements and risks associated with completing strategic projects on the anticipated timelines and realizing anticipated financial improvements; the amount and timing of capital expenditures, including installation costs, project development and implementation costs, and costs related to resolving disputes with third parties with which we work to manage and implement our capital projects; utilization of real property that is subject to the restructurings due to realizable values from the sale of such property; adverse legal, reputational and financial effects resulting from cyber incidents and the effectiveness of business continuity plans during a ransomware or other cyber incident; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; the scope, costs, timing and impact of any restructuring of our operations and corporate and tax structure; the occurrence of severe weather or a natural disaster or other unanticipated problems, such as labor difficulties, equipment failure or unscheduled maintenance and repair; our desire or ability to continue to repurchase company stock; and the scope, timing and outcome of any litigation, claims or other proceedings or dispute resolutions and the impact of any such litigation. Such risks and other factors that may impact forward-looking statements are more particularly described in our filings with the Securities and Exchange Commission, including in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. The information contained herein speaks as of the date hereof, and we do not have or undertake any obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

WestRock Company
Condensed Consolidated Statements of Income
In millions, except per share amounts (unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net sales	$5,519.7	$4,816.3	$15,854.0	$13,655.6
Cost of goods sold	4,360.3	3,886.4	12,894.3	11,223.2
Gross profit	1,159.4	929.9	2,959.7	2,432.4
Selling, general and administrative, excluding intangible amortization	504.3	450.9	1,450.3	1,327.1
Selling, general and administrative intangible amortization	87.5	88.8	263.6	269.3
(Gain) loss on disposal of assets	(0.2)	1.0	(11.6)	3.8
Multiemployer pension withdrawal income	-	-	(3.3)	-
Mineral rights impairment	26.0	-	26.0	-
Restructuring and other costs	0.6	6.9	366.3	19.8
Operating profit	541.2	382.3	868.4	812.4
Interest expense, net	(78.5)	(102.5)	(237.7)	(279.8)
Loss on extinguishment of debt	-	-	(8.2)	(1.1)
Pension and other postretirement non-service income	38.7	31.5	118.3	101.4
Other (expense) income, net	(7.2)	6.4	(0.7)	13.8
Equity in income of unconsolidated entities	18.3	10.7	57.3	29.4
Income before income taxes	512.5	328.4	797.4	676.1
Income tax expense	(132.7)	(77.4)	(193.1)	(158.2)
Consolidated net income	379.8	251.0	604.3	517.9
Less: Net income attributable to noncontrolling interests	(1.9)	(0.9)	(4.2)	(3.3)
Net income attributable to common stockholders	$377.9	$250.1	$600.1	$514.6

Computation of diluted earnings per share under the two-class method (in millions, except per share data):

Net income attributable to common stockholders	$377.9	$250.1	$600.1	$514.6
Less: Distributed and undistributed income available to participating securities	-	-	(0.1)	(0.1)
Distributed and undistributed income available to common stockholders	$377.9	$250.1	$600.0	$514.5

Diluted weighted average shares outstanding	257.4	269.0	263.2	267.0

Diluted earnings per share	$1.47	$0.93	$2.28	$1.93

WestRock Company
Segment Information
In millions (unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net sales:
Corrugated Packaging	$2,382.5	$2,154.7	$6,921.5	$6,196.6
Consumer Packaging	1,270.2	1,132.2	3,659.5	3,275.3
Global Paper	1,610.3	1,299.2	4,501.0	3,520.7
Distribution	357.7	322.3	1,044.8	906.4
Intersegment Eliminations	(101.0)	(92.1)	(272.8)	(243.4)
Total	$5,519.7	$4,816.3	$15,854.0	$13,655.6

Adjusted EBITDA:
Corrugated Packaging	$385.2	$363.9	$1,002.8	$1,032.6
Consumer Packaging	234.9	183.3	610.0	522.7
Global Paper	399.0	265.2	940.0	576.5
Distribution	19.2	18.0	53.7	45.4
Total	1,038.3	830.4	2,606.5	2,177.2

Depreciation, depletion and amortization	(377.3)	(369.0)	(1,117.4)	(1,094.9)
Gain on sale of certain closed facilities	-	-	14.4	0.9
Multiemployer pension withdrawal income	-	-	3.3	-
Mineral rights impairment	(26.0)	-	(26.0)	-
Restructuring and other costs	(0.6)	(6.9)	(366.3)	(19.8)
Non-allocated expenses	(32.8)	(19.4)	(66.8)	(55.9)
Interest expense, net	(78.5)	(102.5)	(237.7)	(279.8)
Loss on extinguishment of debt	-	-	(8.2)	(1.1)
Other (expense) income, net	(7.2)	6.4	(0.7)	13.8
Other adjustments	(3.4)	(10.6)	(3.7)	(64.3)
Income before income taxes	$512.5	$328.4	$797.4	$676.1

Depreciation, depletion and amortization:
Corrugated Packaging	$169.7	$169.5	$503.6	$512.8
Consumer Packaging	88.2	90.1	264.6	264.2
Global Paper	113.0	102.7	329.0	298.0
Distribution	5.8	5.7	17.4	17.2
Corporate	0.6	1.0	2.8	2.7
Total	$377.3	$369.0	$1,117.4	$1,094.9

Other adjustments:
Corrugated Packaging	$0.8	$1.9	$(5.6)	$13.4
Consumer Packaging	-	1.5	7.7	11.2
Global Paper	2.6	0.9	1.6	3.3
Distribution	-	-	-	0.6
Corporate	-	6.3	-	35.8
Total	$3.4	$10.6	$3.7	$64.3

WestRock Company
Condensed Consolidated Statements of Cash Flows
In millions (unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Consolidated net income	$379.8	$251.0	$604.3	$517.9
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	377.3	369.0	1,117.4	1,094.9
Deferred income tax benefit	(14.4)	1.0	(114.4)	(53.6)
Share-based compensation expense	34.6	23.3	74.3	74.4
401(k) match and company contribution in common stock	-	23.3	2.5	112.8
Pension and other postretirement funding more than expense (income)	(34.5)	(26.5)	(101.8)	(82.6)
Cash surrender value increase in excess of premiums paid	12.5	(15.0)	(2.5)	(48.8)
Gain on sale of sawmill	-	-	-	(16.5)
Gain on sale of investment	-	(1.3)	-	(16.0)
Mineral rights impairment	26.0	-	26.0	-
Other impairment adjustments	(7.8)	0.1	314.3	22.6
(Gain) loss on disposal of plant and equipment and other, net	(0.8)	1.0	(12.3)	3.8
Other, net	(31.7)	(5.8)	(66.4)	(25.1)
Changes in operating assets and liabilities, net of acquisitions / divestitures:
Accounts receivable	(30.9)	(76.4)	(260.0)	(333.4)
Inventories	(130.5)	(50.9)	(263.9)	(130.8)
Other assets	(22.3)	(23.1)	(178.4)	(149.7)
Accounts payable	55.7	85.7	120.0	197.2
Income taxes	26.4	17.3	129.4	70.0
Accrued liabilities and other	198.0	178.1	91.6	365.3
Net cash provided by operating activities	837.4	750.8	1,480.1	1,602.4

Investing activities:
Capital expenditures	(215.4)	(202.4)	(569.5)	(505.4)
Cash paid for purchase of businesses, net of cash acquired	-	-	(7.0)	-
Proceeds from corporate owned life insurance	2.1	9.9	29.8	26.6
Proceeds from sale of sawmill	-	-	-	58.5
Proceeds from sale of investments	-	1.2	-	29.5
Proceeds from sale of property, plant and equipment	2.6	1.2	25.6	4.3
Proceeds from property, plant and equipment insurance settlement	-	-	1.7	1.7
Other, net	3.1	(0.2)	5.2	(0.7)
Net cash used for investing activities	(207.6)	(190.3)	(514.2)	(385.5)

Financing activities:
Additions to revolving credit facilities	-	40.0	-	435.0
Repayments of revolving credit facilities	(60.0)	(80.0)	(100.0)	(355.0)
Additions to debt	121.2	2.9	496.3	258.1
Repayments of debt	(365.3)	(274.5)	(781.5)	(1,131.5)
Changes in commercial paper, net	(41.8)	-	182.8	-
Other debt additions, net	2.3	9.3	7.1	16.3
Issuances of common stock, net of related tax withholdings	10.9	14.5	1.7	14.7
Purchases of common stock	(289.8)	-	(600.0)	-
Cash dividends paid to stockholders	(63.8)	(64.0)	(195.9)	(169.8)
Other, net	8.3	(4.9)	23.7	(9.1)
Net cash used for financing activities	(678.0)	(356.7)	(965.8)	(941.3)
Effect of exchange rate changes on cash and cash equivalents	(6.6)	12.0	14.4	23.1
(Decrease) increase in cash and cash equivalents and restricted cash	(54.8)	215.8	14.5	298.7
Cash and cash equivalents, and restricted cash at beginning of period	360.2	334.0	290.9	251.1
Cash and cash equivalents, and restricted cash at end of period	$305.4	$549.8	$305.4	$549.8

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Income taxes, net of refunds	$120.0	$58.4	$175.8	$140.6
Interest, net of amounts capitalized	$62.1	$57.8	$238.1	$246.9

WestRock Company
Condensed Consolidated Balance Sheets
In millions (unaudited)

	June 30,	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$305.4	$290.9
Accounts receivable (net of allowances of $73.3 and $68.1)	2,824.9	2,586.9
Inventories	2,300.5	2,173.3
Other current assets	569.7	597.6
Assets held for sale	4.2	10.9
Total current assets	6,004.7	5,659.6

Property, plant and equipment, net	10,058.4	10,570.1
Goodwill	5,928.8	5,959.2
Intangibles, net	3,031.3	3,318.8
Restricted assets held by special purpose entities	1,254.9	1,260.5
Prepaid pension asset	764.4	674.3
Other assets	1,843.2	1,811.8
Total Assets	$28,885.7	$29,254.3

Liabilities and Equity
Current liabilities:
Current portion of debt	$387.8	$168.8
Accounts payable	2,259.7	2,123.7
Accrued compensation and benefits	586.8	656.8
Other current liabilities	877.1	694.8
Total current liabilities	4,111.4	3,644.1
Long-term debt due after one year	7,635.1	8,025.3
Pension liabilities, net of current portion	236.5	254.7
Postretirement medical liabilities, net of current portion	134.8	133.7
Non-recourse liabilities held by special purpose entities	1,120.2	1,127.3
Deferred income taxes	2,814.2	2,944.4
Other long-term liabilities	1,352.1	1,433.1
Redeemable noncontrolling interests	4.9	1.7

Total stockholders' equity	11,457.9	11,670.3
Noncontrolling interests	18.6	19.7
Total Equity	11,476.5	11,690.0
Total Liabilities and Equity	$28,885.7	$29,254.3

Non-GAAP Financial Measures and Reconciliations

WestRock reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). However, management believes certain non-GAAP financial measures provide WestRock’s management, board of directors, investors, potential investors, securities analysts and others with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions, and in evaluating WestRock’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, WestRock’s GAAP results. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies. We discuss below details of the non-GAAP financial measures presented by us and provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Consolidated Adjusted EBITDA and Adjusted EBITDA

WestRock uses the non-GAAP financial measure “Consolidated Adjusted EBITDA”, along with other factors such as “Adjusted EBITDA” (a GAAP measure of segment performance our Company uses to evaluate our segment results), to evaluate our overall performance. Management believes that the most directly comparable GAAP measure to “Consolidated Adjusted EBITDA” (formerly referred to as Adjusted Segment EBITDA) is “Net income attributable to common stockholders”. It can also be derived by adding together each segment’s “Adjusted EBITDA” plus “Non-allocated expenses”. Management believes this measure provides WestRock’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate WestRock’s performance because it excludes restructuring and other costs and other specific items that management believes are not indicative of the ongoing operating results of the business. WestRock’s management and board use this information to evaluate WestRock’s performance relative to other periods.

Adjusted EBITDA is defined as pretax earnings of a reportable segment before depreciation, depletion and amortization, and excludes the following items our Company does not consider part of our segment performance: gain on sale of certain closed facilities, multiemployer pension withdrawal income, mineral rights impairment, restructuring and other costs, non-allocated expenses, interest expense, net, loss on extinguishment of debt, other (expense) income, net, and other adjustments - each as outlined in the table on page 7 ("Adjusted EBITDA").

Adjusted Segment Sales and Adjusted EBITDA Margins, Excluding Trade Sales

WestRock uses the non-GAAP financial measures “Adjusted Segment Sales” and “Adjusted EBITDA Margins, excluding trade sales”. Management believes that adjusting segment sales for trade sales is consistent with how our peers present their sales for purposes of computing segment margins and helps WestRock’s management, board of directors, investors, potential investors, securities analysts and others compare companies in the same peer group. Management believes these measures are also useful to investors to evaluate WestRock’s performance relative to its peers. Management believes that the most directly comparable GAAP measure to “Adjusted Segment Sales” is “segment sales”. Additionally, the most directly comparable GAAP measure to “Adjusted EBITDA Margin, excluding trade sales” is “Adjusted EBITDA Margin”. “Adjusted EBITDA Margin, excluding trade sales” is calculated by dividing that segment’s Adjusted EBITDA by Adjusted Segment Sales. “Adjusted EBITDA Margin” is considered a GAAP profitability measure and it is calculated for each segment by dividing that segment’s Adjusted EBITDA by segment sales.

Adjusted Net Income and Adjusted Earnings Per Diluted Share

WestRock uses the non-GAAP financial measures “Adjusted Net Income” and “Adjusted Earnings Per Diluted Share”. Management believes these measures provide WestRock’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate WestRock’s performance because they exclude restructuring and other costs and other specific items that management believes are not indicative of the ongoing operating results of the business. WestRock and its board of directors use this information to evaluate WestRock’s performance relative to other periods. WestRock believes that the most directly comparable GAAP measures to Adjusted Net Income and Adjusted Earnings Per Diluted Share are Net income attributable to common stockholders, identified in the table below as the “as reported results” for Consolidated net income (i.e. Net of Tax) less net income attributable to Noncontrolling interests, and Earnings per diluted share, respectively.

This release includes reconciliations of our non-GAAP financial measures to their respective directly comparable GAAP measures, as identified above, for the periods indicated (in millions, except percentages).

Reconciliations of Consolidated Adjusted EBITDA

	Three Months Ended
	June 30,
	2022	2021

Net Income attributable to common stockholders	$377.9	$250.1
Adjustments: (1)
Less: Net Income attributable to noncontrolling interests	1.9	0.9
Income tax expense	132.7	77.4
Other expense (income), net	7.2	(6.4)
Interest expense, net	78.5	102.5
Restructuring and other costs	0.6	6.9
Mineral rights impairment	26.0	-
Depreciation, depletion and amortization	377.3	369.0
Other adjustments	3.4	10.6
Consolidated Adjusted EBITDA	$1,005.5	$811.0
(1)	Schedule adds back expense or subtracts income for certain financial statement and segment footnote items to compute Consolidated Adjusted EBITDA.

Reconciliations of Adjusted Net Income

	Three Months Ended June 30, 2022

	Consolidated Results

	Pre-Tax	Tax	Net of Tax
As reported (1)	$512.5	$(132.7)	$379.8
Mineral rights impairment	26.0	(6.4)	19.6
Accelerated depreciation on certain plant closures	7.5	(1.9)	5.6
Losses at closed facilities, transition and start-up costs	3.7	(0.8)	2.9
Restructuring and other items	0.6	(0.1)	0.5
MEPP liability adjustment due to interest rates	(12.7)	3.1	(9.6)
Other	(0.9)	0.2	(0.7)
Adjusted Results	$536.7	$(138.6)	$398.1
Noncontrolling interests			(1.9)
Adjusted Net Income			$396.2
(1)

The as reported results for Pre-Tax, Tax and Net of Tax are equivalent to the line items "Income before income taxes", "Income tax expense" and "Consolidated net income", respectively, as reported on the Condensed Consolidated Statements of Income.

	Three Months Ended June 30, 2021

	Consolidated Results

	Pre-Tax	Tax	Net of Tax
As reported (1)	$328.4	$(77.4)	$251.0
Ransomware recovery costs	9.3	(2.2)	7.1
MEPP liability adjustment due to interest rates	7.7	(1.9)	5.8
Restructuring and other items	6.9	(1.5)	5.4
Losses at closed facilities, transition and start-up costs	1.4	(0.3)	1.1
Gain on sale of investment	(1.3)	0.3	(1.0)
Adjusted Results	$352.4	$(83.0)	$269.4
Noncontrolling interests			(0.9)
Adjusted Net Income			$268.5
(1)

The as reported results for Pre-Tax, Tax and Net of Tax are equivalent to the line items "Income before income taxes", "Income tax expense" and "Consolidated net income", respectively, as reported on the Condensed Consolidated Statements of Income.

Reconciliation of Adjusted Earnings Per Diluted Share

	Three Months Ended
	June 30, 2022	June 30, 2021

Earnings per diluted share	$1.47	$0.93
Mineral rights impairment	0.08	-
Accelerated depreciation on certain plant closures	0.02	-
Losses at closed facilities, transition and start-up costs	0.01	0.01
Restructuring and other items	-	0.02
Ransomware recovery costs	-	0.02
MEPP liability adjustment due to interest rates	(0.04)	0.02
Adjusted Earnings Per Diluted Share	$1.54	$1.00

Reconciliations of Adjusted Segment Sales and Adjusted EBITDA Margins, Excluding Trade Sales

Corrugated Packaging Segment

	Three Months Ended
	June 30, 2022	June 30, 2021

Segment sales	$2,382.5	$2,154.7
Less: Trade Sales	(84.0)	(84.8)
Adjusted Segment Sales	$2,298.5	$2,069.9

Adjusted EBITDA	$385.2	$363.9

Adjusted EBITDA Margins	16.2%	16.9%

Adjusted EBITDA Margin, excluding
Trade Sales	16.8%	17.6%

Contacts

Investors:

Robert Quartaro, 470-328-6979
Senior Vice President, Investor Relations
robert.quartaro@westrock.com

James Armstrong, 470-328-6327
Vice President, Investor Relations
james.armstrong@westrock.com

Media:

Robby Johnson, 470-328-6397
Manager, Corporate Communications
s-crp-mediainquiries@westrock.com